Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES STRATEGIC TRANSACTION

April 7, 2011 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its wholly-owned Maritech Resources, Inc. subsidiary (Maritech) has entered into an agreement with Tana Exploration Company LLC (Tana), a wholly-owned subsidiary of TRT Holdings, Inc. (TRT), to sell, for approximately $222.25 million, its interests in oil and gas properties that collectively represent approximately 79% of Maritech’s total proved reserves and $72 million of associated asset retirement obligations as of December 31, 2010. Closing is expected to occur on or about May 31, 2011, subject to customary closing conditions. The final sale price is subject to customary adjustments at closing.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “This agreement to sell the vast majority of Maritech’s assets along with a significant amount of its associated asset retirement obligations is the culmination of a strategy we have pursued during the past two years. Over this time period, we have been focused on reducing Maritech’s decommissioning liabilities through aggressive plug and abandonment (P&A) and decommissioning efforts. At the same time, our selective investment in Maritech’s highest return properties, reflected by our recent successes in Timbalier Bay, has improved the value of this business. In February, we announced the sale of certain non-core properties representing approximately 11% of Maritech’s proved reserves. These two transactions, together with other recent smaller transactions, will result in combined sales of approximately 92% of Maritech’s proved reserves as of December 31, 2010. In addition, we estimate that the collective impact of these transactions will reduce Maritech’s remaining asset retirement obligations to between $145 and $150 million, with the majority of the P&A and decommissioning activities anticipated to be completed by the end of 2012.

“In summary, today’s announcement confirms our implementation of a broader strategy to reinvest in our growth-oriented service businesses. Although our past 11 years with Maritech have seen many successes, I believe that this is the appropriate, strategic time to divest these assets and associated liabilities. With this sale, we will have achieved our objective of essentially exiting the E&P business since we will be retaining only a small remainder of Maritech’s assets, consisting primarily of a backlog of business for our Offshore Services segment. We believe that this sale, in combination with the strength of our balance sheet, will allow us to aggressively pursue opportunities to grow our service businesses going forward,” concluded Brightman.

TETRA is a geographically diversified  oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-

looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the proposed timing and completion of the proposed sale of oil and gas properties and the expected benefits from such sale, expected results of operational business segments for 2011, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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